Press Release

Contact:               United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Third Quarter Results

Lawrenceburg, Indiana – May 6, 2013 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $407,000, or $0.08 per diluted share, for the quarter ended March 31, 2013, compared to net income of $457,000, or $0.09 per diluted share, for the quarter ended March 31, 2012. Net income for the nine months ended March 31, 2013 was $1.6 million, or $0.32 per diluted share, compared to $1.6 million, or $0.33 per diluted share, for the nine months ended March 31, 2012.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the nine months ended
	3/31/2013	3/31/2012
	(Unaudited)	(Unaudited)
Interest income	$12,175	$13,677
Interest expense	2,639	3,234
Net interest income	9,536	10,443

Provision for loan losses	585	1,912
Net interest income after provision for loan losses	8,951	8,531

Total other income	3,383	3,219
Total noninterest expense	10,214	9,346
Income before income taxes	2,120	2,404

Income tax provision	523	759
Net income	$1,597	$1,645

Basic and diluted earnings per share(1)	$0.32	$0.33
Weighted average shares outstanding(1)	4,998,364	5,023,676

(1)
Prior period weighted average share and related earnings per share amounts have been restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
(In thousands, as of)	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

ASSETS
Cash and Cash Equivalents	$27,621	$39,375	$31,271	$29,079	$32,375
Investment Securities	204,783	173,258	161,426	146,389	150,158
Loans Receivable, net	258,454	266,684	272,076	283,154	284,415
Other Assets	35,109	37,347	37,380	37,281	36,666
Total Assets	$525,967	$516,664	$502,153	$495,903	$503,614

LIABILITIES
Municipal Deposits	$103,483	$102,806	$106,920	$103,086	$110,966
Other Deposits	333,498	322,311	326,139	323,881	322,680
FHLB Advances	10,083	10,333	10,583	10,833	11,083
Other Liabilities	3,932	3,006	3,214	3,115	3,528
Total Liabilities	450,996	438,456	446,856	440,915	448,257
Commitments and contingencies	-	22,889	-	-	-
Total Stockholders' Equity	74,971	55,319	55,297	54,988	55,357
Total Liabilities & Stockholders' Equity	$525,967	$516,664	$502,153	$495,903	$503,614

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,847	$4,103	$4,225	$4,509	$4,290
Interest Expense	747	889	1,003	1,054	1,025
Net Interest Income	3,100	3,214	3,222	3,455	3,265
Provision for Loan Losses	110	225	250	1,750	333
Net Interest Income after Provision
for Loan Losses	2,990	2,989	2,972	1,705	2,932
Total Other Income	949	1,367	1,067	1,758	888
Total Noninterest Expense	3,427	3,370	3,417	3,090	3,056
Income before Tax Provision	512	986	622	373	764
Income Tax Provision	105	290	128	29	307
Net Income	$407	$696	$494	$344	$457
Basic and Diluted Earnings per Share (1)	$0.08	$0.14	$0.10	$0.07	$0.09
Weighted Average Shares Outstanding (1):
Basic and Diluted	4,892,523	5,050,134	5,050,134	5,050,134	5,029,758

(1) Prior period weighted average share and related earnings per share amounts have been restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012
Performance Ratios:
Return on average assets (1)	0.31%	0.55%	0.40%	0.27%	0.38%
Return on average equity (1)	2.41%	5.02%	3.58%	2.48%	3.31%
Interest rate spread (2)	2.47%	2.70%	2.75%	2.92%	2.87%
Net interest margin (3)	2.53%	2.75%	2.79%	2.96%	2.91%
Noninterest expense to average assets (1)	2.61%	2.67%	2.74%	2.46%	2.52%
Efficiency ratio (4)	84.64%	73.56%	79.67%	59.27%	73.59%
Average interest-earning assets to
average interest-bearing liabilities	109.16%	106.17%	105.06%	105.08%	105.08%
Average equity to average assets	12.83%	10.98%	11.07%	11.05%	11.37%

Bank Capital Ratios:
Tangible capital	11.56%	9.37%	9.18%	9.24%	9.16%
Core capital	11.56%	9.37%	9.18%	9.24%	9.16%
Total risk-based capital	26.17%	20.36%	19.64%	19.05%	18.82%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	5.39%	5.34%	5.44%	5.62%	6.64%
Nonperforming assets as a percent
of total assets	2.79%	2.98%	3.15%	3.30%	3.88%
Allowance for loan losses as a percent
of total loans	2.18%	2.10%	2.05%	1.95%	1.91%
Allowance for loan losses as a percent
of nonperforming loans	40.35%	39.37%	37.71%	34.64%	28.72%
Net charge-offs to average outstanding
loans during the period (1)	0.13%	0.29%	0.26%	2.32%	0.14%

(1) Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended March 31, 2013:

Net income decreased $50,000 to $407,000 for the quarter ended March 31, 2013, compared to net income of $457,000 for the quarter ended March 31, 2012.

Net interest income decreased $165,000, or 5.1%, to $3.1 million for the quarter ended March 31, 2013 as compared to $3.3 million for the quarter ended March 31, 2012.   A decrease of $443,000 in interest income was partially offset by a $278,000 decrease in interest expense.  The decrease in interest income was the result of a decrease in the average interest rate earned on loans from 5.03% to 4.75%, a $21.6 million decrease in the average balance of loans and a decrease in the average rate earned on investments from 2.14% to 1.49%, partially offset by a $60.1 million increase in the average balance of investments.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.95% to 0.64%, partially offset by a $20.6 million increase in the average balance of outstanding deposits.  Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $110,000 for the quarter ended March 31, 2013, compared to $333,000 for the same quarter in the prior year, representing a decrease of $223,000 or 67.0%. The decrease in the provision for loan losses was primarily due to improving asset quality.

Other income increased $61,000, or 6.9%, to $949,000 for the quarter ended March 31, 2013 from $888,000 for the quarter ended March 31, 2012. The increase in other income was primarily due to a $196,000 increase in gain on sale of investments, partially offset by a $128,000 increase in loss on sale of other real estate owned.  The increase in loss on sale of other real estate owned was primarily the result of the sale of a nonresidential property.

Noninterest expense increased $371,000, or 12.1%, from $3.1 million for the quarter ended March 31, 2012 to $3.4 million for the quarter ended March 31, 2013. The increase was primarily due to increases of $109,000 in compensation and employee benefits, $81,000 in deposit insurance premium, $81,000 in data processing expense and $130,000 in other operating expenses. The increase in compensation and employee benefits expense was primarily due to the addition of employees in the accounting and collections departments, additional payroll expense associated with the implementation of a new core processing and branch network communication system, and annual wage increases. The increase in deposit insurance premium is reflective of an overall increase in average deposits in the current year quarter compared to the prior year quarter. The increase in data processing expense was primarily due to the implementation of a new branch network communication system.  The increase in other operating expenses is primarily due to increased expenses associated with OREO properties during the current year quarter compared to the prior year quarter.

For the nine months ended March 31, 2013:

Net income stayed flat at $1.6 million for the nine months ended March 31, 2013 and 2012.

Net interest income decreased $907,000, or 8.7%, to $9.5 million for the nine months ended March 31, 2013 as compared to $10.4 million for the nine months ended March 31, 2012.   A decrease of $1.5 million in interest income was partially offset by a $595,000 decrease in interest expense.  The decrease in interest income was the result of a decrease in the average interest rate earned on loans from 5.37% to 4.89%, a $15.3 million decrease in the average balance of loans and a decrease in the average rate earned on investments from 2.23% to 1.74%, partially offset by a $42.4 million increase in the average balance of investments.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 1.02% to 0.77%, partially offset by a $17.7 million increase in the average balance of outstanding deposits and a $6.0 million increase in the average balance of outstanding advances from the Federal Home Loan Bank.  Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $585,000 for the nine months ended March 31, 2013, compared to $1.9 million for the same period in the prior year, a decrease of $1.3 million or 69.4%. The decrease in the provision for loan losses was primarily due to improving asset quality.

Other income increased $164,000, or 5.1%, to $3.4 million for the nine months ended March 31, 2013 from $3.2 million for the nine months ended March 31, 2012. The increase in other income was primarily due to a $346,000 increase in gain on sale of loans, partially offset by a $104,000 decrease in gain on sale of investments and a $83,000 increase in loss on sale of other real estate owned.  The increase in loan sales to Freddie Mac in the March 31, 2013 period compared to the same period in the prior year was primarily due to an increase in refinancing activity as a result of the continued low interest rate environment. The increase in loss on sale of other real estate owned was primarily the result of the sale of a nonresidential property.

Noninterest expense increased $868,000, or 9.3%, from $9.3 million for the nine months ended March 31, 2012 to $10.2 million for the nine months ended March 31, 2013. The increase was primarily due to increases of $272,000 in compensation and employee benefits, $148,000 in deposit insurance premium, $184,000 in data processing expense and $184,000 in other operating expenses, as well as a $105,000 provision for loss on real estate owned in the nine months ended March 31, 2013 compared to no such provision in the prior year nine month period. The provision for loss on real estate owned was due to additional write-downs of two commercial OREO properties.

Total assets were $526.0 million at March 31, 2013, compared to $495.9 million at June 30, 2012.  Total assets increased $30.0 million, or 6.0%, primarily as a result of a $58.4 million increase in investment securities, partially offset by a $24.7 million decrease in loans. The increase in our investment securities was the result of purchases of mortgage-backed securities and available for sale securities with the funds received in connection with the conversion from a mutual holding company form of organization to the stock holding company form on January 9, 2013. The decrease in loans was primarily the result of net payoffs totaling $9.3 reduction in one- to four-family real estate loans, payoffs aggregating $8.0 million for performing commercial real estate loans and transfers to OREO totaling $2.5 million during the nine month period ended March 31, 2013.

Total liabilities were $451.0 million at March 31, 2013, compared to $440.9 million at June 30, 2012, reflecting a $10.0 million increase in deposits.  The increase in deposits was primarily due to a $9.6 million increase in retail deposits.

Total stockholders’ equity was $75.0 million at March 31, 2013, compared to $55.0 million at June 30, 2012.  The increase was primarily the result of net proceeds from the stock conversion totaling $21.6 million, net income of $1.6 million for the nine months ended March 31, 2013, and a $612,000 contribution of cash by United Community MHC, partially offset by dividends paid and accrued totaling $2.0 million during the nine month period and common stock acquired by the ESOP of $1.6 million.  At March 31, 2013, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2012 filed with the SEC on September 7, 2012 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.